EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of October 12, 2004, by and between The Phoenix Corporation, a Delaware corporation (the "Company"), and Stan T. Waldrop, an individual, resident of Irving, Texas (“Waldrop”).

RECITALS

A.    The Company wishes to employ Waldrop and Waldrop wishes to be employed by the Company, as the president of the Company on the terms and conditions set forth herein.

B.    In the course of his employment by the Company, Waldrop will acquire or has acquired intimate information about the Company's products, services, customers, suppliers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company.

AGREEMENT

In consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1.  Employment. The Company hereby employs Waldrop and Waldrop hereby agrees to be employed by the Company, as the president of the Company on the terms and conditions set forth herein.

2.  Term. The initial term of this Agreement shall begin on the date hereof and shall continue for a period of thirty-six (36) months or three (3) years from such date, subject to prior termination in accordance with the terms hereof. Thereafter, the term of this Agreement may be extended for such additional period or periods as shall be mutually agreed to in writing by Waldrop and the Company. If not extended, all provisions of this Agreement shall terminate.

3.  Duties. Waldrop shall perform the duties and responsibilities listed on Exhibit A attached hereto and such other duties as are determined from time to time by the Board of Directors of the Company (collectively, the "Services"). In performing the Services, Waldrop shall (i) comply with the policies of the Company in effect from time to time, (ii) be subject to the reasonable direction of the Board of Directors of the Company and (iii) not perform any act or omission which would discredit the reputation and goodwill of the Company. If Waldrop is elected or appointed to serve in any additional capacities during the term of this Agreement, he will serve in such capacities without further compensation unless otherwise agreed to in writing by the parties hereto.

4.  Waldrop agrees to devote his reasonable best efforts and substantially his entire working time, attention and energies to the performance of the Services. Waldrop shall not, directly or indirectly, alone or as an officer, director, owner, employee or agent of any entity be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of the Services or which, even if non-interfering, may be contrary to the best interests of the Company.

5.  Compensation. As compensation for the Services, the Company shall pay Waldrop fees of $225,000 annually to be reviewed annually and adjusted as the parties hereto mutually agree year one, Waldrop will be paid $1.00 and $225,000 annually for years two and three. Additionally, Waldrop will receive as additional compensation an amount equal to 2% of the gross sales revenue stream of all street lighting contracts over the entire life of the contract.

6.  Other Benefits.

A.	Waldrop shall be entitled to vacation of four (4) weeks per year to be taken at such times as are mutually agreeable to the parties hereto.

B.	Upon the execution of this Agreement, Waldrop shall immediately be included in the incentive stock option plan by the Company for a mutually agreed number of shares of the common stock of The Phoenix Corporation (the “Shares”) under the Company’s Stock Option Plan (the “Plan”). This grant of stock shall be effective as of the later of the effective date of this Agreement or the date of the grant under the Plan. In the event Waldrop’s employment agreement is terminated for cause, or if Waldrop voluntarily resigns his employment, the Company shall be entitled to claw back and divest such options as are not exercised as of that date in accordance with the divesting schedule attached to this Agreement. The exercise price for the options for the Shares of the Company stock shall be (to be determined) per share.

C.	The Company may grant to Waldrop such other benefits as may from time to time be determined by the Company.

7.  Reimbursement of Expenses. During the period Waldrop is employed hereunder, the Company shall reimburse Waldrop for reasonable and necessary out-of-pocket expenses advanced or expended by Waldrop or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with the then-current policies of the Company upon presentation of appropriate vouchers or receipts as the Company may from time to time require.

8.  Termination of Employment; Effect of Termination. Waldrop’s compensation hereunder and any and all other rights of Waldrop under this Agreement or otherwise as an employee of the Company will terminate:

A.	upon the death of Waldrop;

B.	upon the disability of Waldrop (as defined in Section 10) immediately upon notice from either party to this Agreement to the other or at such later time as an applicable notice may specify; or

C.	for Cause (as defined in Section 11) immediately upon notice from the Company to Waldrop or at such later time as an applicable notice may specify.

9.  Termination upon Death. If this Agreement is terminated because of Waldrop’s death, Waldrop or his beneficiary (as described in Section 12) will be entitled to receive his compensation hereunder for twelve (12) months after his death occurs.

10.  Disability. If this Agreement is terminated by either party as a result of Waldrop’s disability, the Company will pay Waldrop his compensation hereunder for twelve (12) consecutive months after the effective date of the termination. For purposes of this Section 10, Waldrop will be deemed to have a "disability" if, for physical or mental reasons, Waldrop is unable to perform all or part of the Services for 90 consecutive days, or 120 days during any twelve month period, as determined in accordance with this Section 10; provided that termination for disability hereunder shall not occur prior to the expiration of the 90 day period or the 120 day period, as the case may be. The disability of Waldrop will be determined by a medical doctor selected by written agreement of the Company and Waldrop upon the request of either party by notice to the other. If the Company and Waldrop cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Waldrop has a disability. The determination of the medical doctor selected under this Section 10 will be binding on both parties. Waldrop must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 10, and Waldrop hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Waldrop is not legally competent, Waldrop’s legal guardian or duly authorized attorney-in-fact will act in Waldrop’s stead, under this Section 10, for the purpose of submitting Waldrop to the examinations and providing the authorization of disclosure required under this Section 10.

11.  Termination "for Cause".If the Company terminates this Agreement for cause, the Company shall pay Waldrop his compensation only through the date such termination is effective. For purposes of this Section 11, the phrase "for cause" means: (i) Waldrop’s material breach of Section 14, 16, 17 or 18 of this Agreement; (ii) the failure by Waldrop to perform all or part of the Services (other than any failure resulting from Waldrop’s disability as specified in Section 10) within five (5) days of prior notice of such failure; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company's funds or property; or (v) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

12.  Termination Pay. Effective upon the termination of this Agreement, the Company will be obligated to pay Waldrop (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 12. For purposes of this Section 12, Waldrop’s designated beneficiary will be such individual beneficiary or trust as Waldrop may designate by notice to the Company from time to time or, if Waldrop fails to give notice to the Company of such a beneficiary, Waldrop’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Waldrop, to determine whether any beneficiary designated by Waldrop is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Waldrop’s personal representative (or the trustee of a trust established by Waldrop is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

13.  Benefits. Waldrop’s accrual of, or participation in plans providing for, the benefits provided by the Company as contemplated by Section 6 will cease at the effective date of the termination of this Agreement, and Waldrop will be entitled to accrued benefits pursuant to such plans only as provided in such plans. Waldrop will not receive as part of his termination pay pursuant to this Section 12 any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement or upon the death of Waldrop.

14.  Return of the Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by or on behalf of the Company or its representatives, suppliers or customers which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to their discretion and control. Likewise, all such property and all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company that is collected by Waldrop shall be delivered by Waldrop promptly to the Company without request upon termination of employment.

15.  Representations and Agreements of Waldrop. Waldrop represents and warrants that he is free and able to enter into this Agreement and to perform the duties required hereunder, and that there are no agreements, or other restrictions preventing the performance of the Services.

16.  Nondisclosure; Nonremoval.

A.    Disclosure of Information. Waldrop agrees that during the term of this Agreement and thereafter, without the prior written consent of the Company, Waldrop shall not, directly or indirectly, through any form of ownership, in any individual or representative or affiliated capacity whatsoever, except as may be in furtherance of the Company's business, reveal, divulge, disclose or communicate to any person, firm, association, corporation or other entity in any manner whatsoever information relating directly or indirectly to the Company or the Company's business of any kind, nature or description, including without limitation: (i) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively, the "Inventions"); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of past or present employees, officers or directors of the Company. The agreements set forth herein shall not apply to any information (A) that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Waldrop in violation of this Agreement), (B) the disclosure of which is required by law, regulation, order, decree or process (so long as Waldrop delivers prompt written notice to the Company of such disclosure calculated to provide the Company with an opportunity to obtain a restraining order or other recourse) or (C) is otherwise approved by the Company. Without regard to whether any or all of the foregoing matters would be deemed confidential, material or important, the parties hereto stipulate that as between them, the same are confidential, material and important and gravely affect the effective and successful conduct of the Company, its business and its goodwill.

B.    Nonremoval. All information relating to the Company and other property as described in Section 14 is the exclusive property of the Company, and Waldrop shall use his best efforts to prevent any publication or disclosure thereof. Waldrop shall not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Services at home or while traveling or in furtherance of the business of the Company or as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that relates directly or indirectly to the Company, the Company's business or any Invention (collectively, the "Proprietary Items"). Waldrop recognizes that, as between the Company and Waldrop, all of the Proprietary Items, whether or not developed by Waldrop, are the exclusive property of the Company. Upon termination of Waldrop’s employment by the Company, or upon the request of the Company during the period of such employment, Waldrop shall return to the Company all of the Proprietary Items in Waldrop’s possession or subject to Waldrop’s control, and Waldrop shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

17.  Third Party Information. Waldrop acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information,") subject to a duty of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Waldrop’s employment by the Company and thereafter, Waldrop shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Waldrop’s work for the Company, Third Party Information unless expressly authorized in writing by the President or Board of Directors of the Company other than Waldrop.

18.  No Improper Use of Information of Prior Employers and Others. During Waldrop’s term of employment by the Company, Waldrop shall not improperly use or disclose any confidential information or trade secrets, if any, of any current or former employer or any other person to whom Waldrop has an obligation of confidentiality and Waldrop shall not bring onto the premises of the Company any unpublished documents or any property belonging to any current or former employer or any other person or entity to whom Waldrop has an obligation of confidentiality unless consented to in writing by that person or entity.

19.  Validity. To the extent permitted by applicable law, if it should ever be held that any provision contained herein does not contain reasonable limitations as to time, geographical area or scope of activity to be restrained, then the court so holding shall at the request of the Company reform such provisions to the extent necessary to cause them to contain reasonable limitations as to time, geographical area and scope of activity to be restrained and to give the maximum permissible effect to the intentions of the parties as set forth herein; and the court shall enforce such provisions as so reformed. If, notwithstanding the foregoing, any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or enforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Company as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision.

20.  Amendment or Alteration. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

21.  Governing Law. This Agreement shall be governed by and shall be construed according to the laws of the State of Texas and any litigation or arbitration arising from this Agreement shall take place in Dallas, Texas.

22.  Arbitration. Claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof shall be subject to and decided by arbitration in accordance with the Arbitration Rules of the Committee for Public Resources (CPR) currently in effect unless the parties mutually agree otherwise. Demand for arbitration shall be filed in writing with the other party to this Agreement and with the Committee for Public Resources (CPR). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement signed by the Company and Waldrop and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration or any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

23.  Severability. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

24.  Notices. Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon (i) receipt by personal delivery, (ii) receipt by transmission by facsimile or electronic mail or (iii) the third business day following deposit in any United States mail box, by registered or certified mail, postage prepaid, addressed to the other party at the address set forth below or at such other address as a party may designate by 15 days advance notice to the other party pursuant to the provisions of this Section.

If to Waldrop:

Stan T. Waldrop
1905 Cottonwood Valley Circle South
Irving, TX 75038

If to the Company:

The Phoenix Corporation
2100 McKinney Avenue
Suite 1555
Dallas, Texas 75201
Attn: Ron Lusk

25.  Waiver or Breach. No waiver of any term of this Agreement shall be valid unless made in writing and signed by the party waiving such term. It is agreed that a waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

26.  Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and, except as otherwise specifically provided herein, shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns. This Agreement supersedes and preempts any prior understandings, agreements or representations between the parties, written or oral, which may have been related to the subject matter hereof in any way.

27.  Assignment. This Agreement and Waldrop’s obligations hereunder may not be transferred, delegated or assigned by Waldrop. The Company may transfer or assign this Agreement to a company or firm that succeeds to the business of the Company or into which the Company merges.

28.  Headings. The Section headings appearing in this Agreement are for purposes of ease of reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

29.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE PHOENIX CORPORATION

By: /s/ Ron Lusk
Name: Ron Lusk
Title: Chairman

/s/ Stan T. Waldrop
Stan T. Waldrop